EXHIBIT 10.13
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                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT is entered into effective the 9th day of May, 2000, between Simtek Corporation ("Simtek") and Hugh N. Chapman ("Employee").

     Simtek desires to retain the services of Employee, and Employee desires to perform services for Simtek, and in consideration of the mutual covenants contained herein, the parties agree as follows:

                                    AGREEMENT

1. EMPLOYMENT. Simtek hereby retains Employee in the position of Director of Logic Products. Employee hereby accepts such employment and agrees that he shall devote his best efforts in performing, faithfully and diligently, and in a competent and professional manner, all of the duties and responsibilities assumed by him under this Agreement.

2. DUTIES AND RESPONSIBILITIES. Employee shall have the duties and responsibilities as are typical of the position of Director of Logic Products of a public corporation. Employee is not an officer of Simtek. Employee shall perform such duties and responsibilities in accordance with the bylaws, rules, regulations, and policies of Simtek, pursuant to the direction of employee's immediate supervisor or Simtek's President. Employee's duties and responsibilities under this Agreement shall include, but are not limited to, the following:

          (1) Employing, managing, and terminating the employment of Simtek personnel, in accordance with relevant Simtek policies and applicable governmental regulations;

          (2) Managing and overseeing the day to day operations of Simtek's Logic programs;

          (3) Carrying out other tasks that may be determined appropriate by Employee's immediate supervisor or the Simtek President.


3. DURATION. Employee's employment is "at-will" and may be terminated by either Simtek or Employee for any or no reason at any time.

4. COMPENSATION. For all services rendered by Employee in any capacity under this Agreement and for Employee's obligations set forth in Sections 7 through 11 hereof, Employee shall receive compensation as follows:

          (1) SALARY. Simtek shall pay or cause to be paid to Employee a salary as determined by Simtek's President, payable in accordance with Simtek's then-current payroll policies. Simtek shall pay or cause to be paid to Employee a salary in the amount of $70,000 (annualized), which amount may be increased by Simtek, in its discretion, and which will be payable in accordance with Simtek's then-current payroll policies.

          (2) BENEFITS. Employee shall receive such benefits under various insurance, profit-sharing, and other benefit plans as may be available to Simtek employees in the sole discretion of Simtek's President. For the purposes of determining eligibility dates for benefits under Simtek plans (including vacation and sick leave, but excluding vesting under any stock option plan and provided that no vacation or sick leave shall accrue prior to the one year before the date hereof), Employee's date of hire shall be the date of hire with Integrated Logic Systems, Inc., a wholly-owned subsidiary of Simtek.

          (3) OPTION. Employee shall be granted a stock option to purchase 200,000 shares of Common Stock of Simtek under its existing stock option plan. Such option shall be a non-qualified stock option and shall become exercisable upon Simtek's normal terms and conditions with the vesting commencement date being the date of this Agreement and the grant date being no later than 30 days from the date of this Agreement.


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5. VACATION AND LEAVE. Employee shall be permitted to take vacation and leave in accordance with Simtek policies and procedures.

6. REIMBURSEMENT OF EXPENSES. Except as otherwise provided in this Agreement, Employee shall be paid or reimbursed for ordinary and necessary expenses incurred in the performance of his duties under this Agreement, upon submission of appropriate vouchers and supporting documentation. Such expenses may include costs of out-of-state travel, including meals, lodging, and transportation. Payment or reimbursement shall be governed by the provisions of Simtek's policies and procedures.

7. OUTSIDE EMPLOYMENT AND OTHER ACTIVITIES. It is expected that Employee will devote all of his working time and efforts to the performance of the duties and responsibilities that he has assumed under this Agreement. Employee may not engage in outside activities (including, by way of illustration, educational pursuits and other business or consulting work) that interfere with the performance of his duties under this Agreement, unless he receives the express and prior permission of the Simtek President. Employee agrees that, during the term of this Agreement and for the period one year after he leaves the employ of Simtek, he will not, either directly or indirectly, anywhere in the world.

          (1) Be engaged or otherwise involved as an owner, sole proprietor, partner, shareholder, director, officer, or in any other capacity in business competitive to the business conducted by Simtek (other than being a shareholder of not more than 1% of any public company); or

          (2) Enter the employment of or render any services or information to any other person, corporation, limited liability company, partnership, business trust, association or other entity engaged in any business competitive to the business conducted by Simtek; or

          (3) Be engaged or otherwise involved in any activity which interferes with or harms the business relationship Simtek has with any of its respective customers, contractors, vendors, partners, or investors. For all purposes under this Section, a business shall be deemed competitive with the business conducted by Simtek if the business develops or produces integrated circuits converted from programmable logic devices.

8. INTERFERENCE WITH RELATIONSHIPS. Employee agrees that, during the term of this Agreement and for one year after he leaves the employ of Simtek, he will not (i) hire, engage or assist in or influence the engagement or hiring of any employee of Simtek by any business deemed competitive to the business conducted by Simtek, or (ii) employ, recruit, encourage or induce in any way any employee or contractor of Simtek to resign or sever his or her employment or relationship with Simtek.

9. DEVELOPMENTS. All inventions, discoveries, ideas, improvements, developments, devices, tools, software, programming, code, data compilations, work product, and video, audio and multimedia productions, including, but not limited to, materials prepared for use on the Internet, apparatus, designs, promotional ideas, books, articles, publications, practices, processes, formulas or products (all of which are together referred to in this Agreement as "Developments") useful in or related to the business in which Simtek may at the time be engaged or proposes to be engaged, whether patentable, copyrightable or otherwise, made, discovered, conceived, developed, reduced to practice or secured by Employee, solely or jointly with others, or otherwise, during the term of this Agreement will be disclosed promptly and fully to Simtek, constitute works for hire, and are the property of Simtek. All right, title, and


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interest in and to such inventions belong to Simtek, and are hereby assigned and transferred to Simtek. Simtek owns and has the exclusive worldwide right to use, reproduce, make and distribute copies of, sell, lease, license, lend, and prepare derivative works on the basis of the inventions. Employee is obligated and agrees to take all steps deemed necessary by Simtek, either during or subsequent to his employment with Simtek, to present, perfect and maintain Simtek's rights in such inventions, including, but not limited to, executing confirmation assignments and executing, acknowledging and delivering to Simtek all instruments which Simtek may deem necessary or desirable to enable Simtek to file and prosecute applications for, and to acquire, maintain and enforce, all trademarks, service marks, trade dress, registrations, domain name rights, trade names, copyrights, licenses, patents and other intellectual property rights, covering such Developments. No royalty shall be paid Employee for use of any of
the   Developments   subject  to  this  Agreement.   Employee  agrees  that  his
compensation is full and adequate consideration for such Developments.

10. CONFIDENTIALITY. In the course of his management responsibilities, Employee will have access to valuable proprietary information concerning Simtek's operations, including but not limited to the identity of past and present funding sources, vendors and clients; the identity of past and present applicants and employees; technological information, developments and data; computer software; hiring and recruiting systems; financial data; marketing and business plans; and personnel and other corporate information (all of which are together referred to in this Agreement as the "Confidential Information"). Employee acknowledges and agrees that the Confidential Information constitutes Simtek's trade secrets. For good and valuable consideration, including, but not limited to, Employee's employment and the compensation provided for herein, Employee agrees as follows:

     Employee will keep the Confidential Information confidential and will not utilize such information or any part of it, or disclose such information or any part of it to any other person, except in a manner consistent with the business purposes of Simtek and, for a period of four years subsequent to Employee's separation from employment with Simtek, such Confidential Information shall not be disclosed without the express written consent of Simtek.

         All files, records (including records relating to current and former clients, customers, applicants, and employees), documents, computer systems, handbooks and other records relating to Simtek's business, coming into Employee's possession, shall remain the exclusive property of Simtek, and shall be returned to Simtek immediately on termination of this Agreement, for whatever reason.

11. NEED FOR ARTICLES 7 THROUGH 11. Employee agrees as follows:

          (1) Articles 7 through 11 are reasonable and necessary to protect the goodwill and business interests of Simtek;

          (2) The time duration of Articles 7 through 11 is reasonable and necessary to protect the goodwill and business interests of Simtek;

          (3) The worldwide geographical scope of Articles 7 through 11 are reasonable and necessary to protect the goodwill and business interests of Simtek; and

          (4) Articles 7 through 11 are not oppressive to Employee and do not impose a greater restraint on Employee than is reasonably necessary to protect the goodwill and other valid business interests of Simtek. Employee
     (i) represents to Simtek that, in the event his employment with Simtek terminates for any reason, he believes he will be able to earn a


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     livelihood  without  violating the provisions of Articles 7 through 11, and
     (ii) acknowledges that this statement concerning his ability to earn a livelihood without violating the provisions of Articles 7 through 11 is a material condition to his continued employment with Simtek. If Employee violates any of the provisions of Articles 7 through 11, entitling Simtek to injunctive relief or any other relief against him as may be provided by law or in equity, Articles 7 through 11 shall extend and be in effect for an additional time period equal to the length of time Employee acts in violation of any provision of Articles 7 through 11. Employee and Simtek agree that the provisions of Articles 7 through 11 are independent of any other provisions of this Agreement and that the breach by Simtek of any other provision of this Agreement is not a defense to any breach of any provision of Articles 7 through 11 by the Employee.

12. REMEDIES. Employee acknowledges that compliance with the restrictions above is necessary to protect the programs and goodwill of Simtek, and that a breach of this Agreement by Employee will result in irreparable and continuing damage to Simtek, for which money damages may not provide adequate relief. Consequently, Employee agrees that, in the event that he breaches or threatens to breach the restrictive covenants contained in this Agreement, Simtek shall be entitled to both (1) a preliminary or permanent injunction to prevent the continuation of such harm, and (2) money damages insofar as that can be determined, and costs and expenses including attorneys fees, if any, incurred in any enforcement proceeding. Nothing in this Agreement shall be construed to prohibit Simtek from also pursuing any other remedy available in law or equity.

13. Survival. In the event that any clause or provision of this Agreement becomes or is found to be invalid or unenforceable for any reason, such clause or provision may be severed or modified to the extent necessary to make this Agreement legal and enforceable and, if such clause or provision is so severed or modified, the remainder of this Agreement shall continue unabated in full force and effect.

14. NOTICE. Notice given under this Agreement shall be provided in writing to Employee's immediate supervisor.

15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with reference to the subject matter hereof. There are no other understandings, warranties, or representations of any kind except as expressly set forth or referenced or described herein. In the event of a conflict between this Agreement and the Simtek employee handbook or policies, or any other document referenced herein, the terms of this Agreement shall control.

16. AMENDMENT. This Agreement may be amended, altered or revoked at any time in whole or in part only through a written instrument setting forth such changes signed by both parties.

17. WAIVER. No provision of this Agreement shall be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision of this Agreement shall not be construed as a waiver of any other term or provision.

18. ASSIGNMENT. In the event of a sale or other transfer of Simtek's assets or substantially all of such assets, Simtek may assign its rights, duties and obligations hereunder to another. Neither this Agreement, nor any rights or duties arising under it, may be assigned by Employee to another.

19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.



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     IN WITNESS WHEREOF the undersigned have executed this Agreement.

                                 SIMTEK CORPORATION



 Date:  May 9, 2000              By: /s/ Douglas Mitchell
                                    --------------------------------------------
                                    Douglas Mitchell, President
                                    Address: 1465 Kelly Johnson Blvd., Suite 301
                                             Colorado Springs, CO  80920



                                 EMPLOYEE



Date:  May 9, 2000               /s/ Hugh N. Chapman
                                 -----------------------------------------------
                                 Hugh N. Chapman
                                 Address: 4785 Rustler Court
                                          Colorado Springs, CO  80918



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